Exhibit 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

Reliance Global Group, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title(1)(2)	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Common Stock, par value $0.086 per share (3)	457(o)	—	—	$6,000,000	0.00013810	$828.60
Fees to Be Paid	Equity	Common Stock Purchase Warrants (4)	457(g)	—	—	—	—	—
Fees to Be Paid	Equity	Common Stock issuable upon exercise of Common Stock Purchase Warrants (3)	457(o)	—	—	$12,000,000	0.00013810	$1,657.20
Fees to Be Paid	Equity	Pre-Funded Warrants (3)(4)	457(g)	—	—	—	—	—
Fees to Be Paid	Equity	Common Stock issuable upon exercise of Pre-Funded Warrants (3)	457(o)	—	—	$—	—	$—
Fees to Be Paid	Equity	Placement Agent Warrants (4)	457(g)	—	—	—	—	—
Fees to Be Paid	Equity	Common Stock issuable upon exercise of Placement Agent Warrants (5)	457(o)	—	—	$525,000	0.00013810	$72.50

	Total Offering Amounts					$18,525,000		$2,558.30
	Total Fees Previously Paid							—
	Total Fee Offsets							2,558.30
	Net Fee Due							$—

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933 (the “Securities Act”).

(2) Pursuant to Rule 416(a) under the Securities Act, there is also being registered hereunder such indeterminate additional number of securities as may be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(3) The proposed maximum aggregate offering price of the common stock will be reduced on a dollar-for-dollar basis based on the offering price of any pre-funded warrants issued in the offering, and the proposed maximum aggregate offering price of the pre-funded warrants to be issued in the offering will be reduced on a dollar-for-dollar basis based on the offering price of any common stock issued in the offering. Accordingly, the proposed maximum aggregate offering price of the common stock, and pre-funded warrants (including the common stock issuable upon exercise of the pre-funded warrants), if any, is $6,000,000.

(4) No fee pursuant to Rule 457(g) of the Securities Act.

(5) The registrant has agreed to issue to the placement agent or its designees, upon the closing of this offering, warrants (the “Placement Agent Warrants”) to purchase a number of shares of common stock equal to 7% of the aggregate number of shares of common stock and pre-funded warrants sold in this offering. The exercise price of the Placement Agent Warrants is equal to 125% of the public offering price per share of common stock and accompanying common stock purchase warrants. As estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act, the proposed maximum aggregate offering price of the Placement Agent Warrants is $525,000, which is equal to 125% of $420,000 (7% of $6,000,000).

Table 2: Fee Offset Claims and Sources

	Registrant or Filer Name	Form or Filing Type	File Number		Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rules 457(b) and 0-11(a)(2)
Fee Offset Claims
Fee Offset Sources
Rule 457(p)
Fee Offset Claims	Reliance Global Group, Inc.	S-1	333-284218	(1)	January 10, 2025		$2,558.30	Equity	Common Stock, par value $0.086 per share	87,719,300	$110,575,000
Fee Offset Sources	Reliance Global Group, Inc.	S-1	333-284218	(1)		May 6, 2025	-					$13,396.25

(1)	The registrant withdrew the registration statement on Form S-1 (No. 333-284218) by filing a Form RW on June 16, 2025. The withdrawn registration statement on Form S-1 (No. 333-284218) was not declared effective and no securities were sold thereunder.